SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

SERENA SOFTWARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

This filing consists of a posting of Q&A to the Company’s website regarding the proposed merger.

Serena Software to be Acquired by Silver Lake Partners

FAQs

1. What is Serena announcing today?

Serena Software, Inc. and Silver Lake Partners today announced that they have entered into a definitive agreement under which Serena will be acquired by Silver Lake in a transaction valued at approximately $1.2 billion. Serena stockholders will receive $24.00 in cash in exchange for each share of stock they hold. Douglas Troxel, founder of Serena and currently its chairman and largest shareholder, will receive $24.00 per share in cash in exchange for one-third of his shares and will exchange the balance of his equity interest in Serena for shares in the resulting privately held company. Serena president and chief executive officer Mark Woodward, chief financial officer Robert Pender, and possibly other senior executives will also exchange a portion of their Serena equity interests for equity interests in the resulting privately held company.

2. What does this mean for Serena shareholders?

Under the terms of the agreement, Serena stockholders will receive $24.00 in cash in exchange for each share of stock. Any of Serena’s existing $220 million of convertible notes that are not converted to Serena common stock prior to completion of the proposed transaction will be exchanged for cash in an amount of $24.00 for each share of Serena common stock into which the notes were convertible. After a thorough review of strategic alternatives and a careful due diligence process, a special committee from Serena’s Board of Directors comprised of independent directors concluded that it is in the best interest of Serena’s shareholders to accept the $24 per share cash offer for the company.

3. What does this mean to Serena’s customers and business partners?

We expect that current customer agreements will remain in force and Serena will be gaining the support of world-class investors, increasing our capacity to service more of our customers’ needs more rapidly. As a privately held entity, Serena expects to remain focused on the success of our customers and partners.

4. When is the transaction expected to be completed?

The transaction is expected to be completed in the first quarter of calendar year 2006, subject to receipt of stockholder approval and customary regulatory approvals as well as satisfaction of other customary closing conditions, including receipt of debt financing pursuant to customary commitment letters.

5. Can you tell me about Silver Lake Partners?

Silver Lake is the leading private equity firm focused exclusively on large-scale investments in technology and related growth industries. Silver Lake’s mission is to function as a value-added partner to the management teams of the world’s leading technology franchises. They have an outstanding track record of helping build value in their portfolio companies and delivering returns to investors. They bring a breadth of knowledge and an extensive network of industry relationships to Serena, which we expect to add significant value to our company. Some of their current portfolio companies include market leaders like SunGard Data Systems, Seagate

Technologies, Business Objects, Ameritrade, Nasdaq, and Gartner. For more information, visit: www.silverlake.com.

6. What will not change for Serena?

Serena has and we expect that we will continue to exhibit a high degree of financial stability. We expect to maintain the same dedicated management team, outstanding culture and commitment to our employees and customers. We will also strive to continue to serve our customers, deliver value, and earn loyalty by providing excellent products and services. In addition, day-to-day operations for most employees should not change. There are no organizational changes currently planned as a result of this transaction. Silver Lake Partners and the Serena management team are committed to providing employees with long term opportunities for growth and advancement.

7. What will change for Serena?

Among other things, Serena stock will no longer be publicly traded and the composition of our Board of Directors will change. Serena founder and current Chairman Doug Troxel and CEO Mark Woodward will continue to serve on Serena’s board, and they will be joined by several board members from Silver Lake. As a privately held company, we believe that we will be able to devote our entire focus to the long-term success of the company and will not be impacted by the day-to-day demands of a public company. Additionally, Serena will have greater operational flexibility than was possible as a public entity.

8. Where can I find more information on the transaction?

In connection with the proposed merger, Serena will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Serena at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free by directing such request to Serena Software Investor Relations, 2755 Campus Drive, 3rd Floor, San Mateo, California 94403-2538, USA, telephone: (650) 522-6600.

Serena and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding the interests of such directors and executive officers is included in Serena’s Proxy Statement for its 2005 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on May 24, 2005, and information concerning all of Serena’s participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s Web site at http://www.sec.gov and from Serena Investor Relations, 2755 Campus Drive, 3rd Floor, San Mateo, California 94403-2538, USA, telephone: (650) 522-6600.